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EXHIBIT 21.1

Subsidiaries of Registrant

         The following are the subsidiaries of Danvers Bancorp. Inc.:

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Danversbank	Massachusetts
Danvers Capital Trust I	Delaware
Danvers Capital Trust II	Delaware
Danvers Capital Trust III	Delaware

        The following are wholly-owned subsidiaries of Danversbank:

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Conant Investment Corporation	Massachusetts
Beverly National Security Corporation	Massachusetts
Five Conant Street Investment Corporation	Massachusetts
One Conant Capital LLC	Massachusetts
Conant Ventures, Inc.	Massachusetts

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  EXHIBIT 21.1